Exhibit 99.1

Affinity Media International Corp. Announces Amendment to Merger Agreement with Hotels At Home, Inc.

-- Announces New Record Date and Date of Special Meeting of Stockholders --

New York, New York- May 1, 2008 - Affinity Media International Corp. (OTC: AFMI.OB) (“Affinity Media”), a special purpose acquisition company, today announced that it has negotiated an amendment (the “Amendment”) to its January 14, 2008 Merger Agreement with Hotels At Home, Inc. (“Hotels At Home”), an industry leading publisher of in-room retail catalogues and hotel-branded e-commerce Web sites for luxury hotels and resorts worldwide. The parties have arrived at an agreement in principle with respect to the Amendment, but such agreement is subject to definitive documentation. Affinity Media also announced that stockholders of record as of May 7, 2008 (the “Record Date”) will be invited to attend Affinity’s special meeting of stockholders to be held on May 28, 2008.

Pursuant to the Amendment, the shares of Affinity common stock payable to the Hotels At Home stockholders (the “Hotels at Home Stockholders”) at the closing of the Merger (the “Merger Shares”) have been reduced by a value of $1 million from 2,456,571 Merger Shares to 2,281,571 Merger Shares. The parties have also agreed to reduce the cash pay out to the Hotels At Home Stockholders from $16 million to $15 million. The net income levels in the earn-out provision have been increased to $2.8 million (from $2.5 million) in 2008, $3.3 million (from $3.0 million) in 2009 and $3.9 million (from $3.6 million) in 2010. Hotels At Home Stockholders will also receive an additional 250,000 shares of Affinity common stock at each earn out level, for a total of 750,000 shares per earn out period. In addition, the aggregate annual salaries for Michael Ware, Robin Ware and Ray Romano have been reduced by $200,000 annually for the term of their contracts, which will be in effect until June 2010.

Pursuant to the Amendment, the founding stockholders of Affinity Media (the “Affinity Media Stockholders”) have agreed to reduce their combined share ownership by 625,000 shares. In addition, the underwriters (the “Underwriters”) of Affinity Media’s initial public offering (the “IPO”) have agreed to exchange $400,000 of their deferred underwriting cash fee for stock (for a total of 70,175 shares of common stock). An advisor to Affinity Media (the “Advisor”) in connection with the business combination has also agreed to waive its right to $214,260 in cash and $185,740 in stock.

Affinity Media has also agreed, if the merger is approved, to extend the date upon which the warrants issued in the IPO expire by one year, to June 4, 2011.

Cash and Stock Dividend

The concessions made by Hotel’s At Home Stockholders, Affinity Media Stockholders, the Underwriters and the Advisors will be distributed to certain stockholders of record as of June 16, 2008 in the form of cash and stock, provided that the merger is approved. Affinity Media will distribute $2.6 million in cash and 800,000 shares to stockholders of record that have not voted to redeem their shares.  Commensurate with the cash and stock distribution announced today certain of managements stock and exercise hurdles have also been reduced.

The terms of the Amendment will be more fully described in a Current Report on Form 8-K to be filed with the Securities and Exchange once the definitive Amendment has been executed by the parties.

About Affinity Media International Corp.
Affinity Media International Corp. (OTC: AFMI.OB) (“Affinity Media”) is a publicly traded acquisition corporation focused solely on acquiring businesses in the publishing industry. Affinity Media raised gross proceeds of approximately $18.9 million through its IPO completed in June 2006 led by Maxim Group LLC. For more information please visit www.affinitymedia.net.

About Hotels At Home, Inc.
Hotels At Home, Inc. (“Hotels At Home”) is an industry leading publisher of in-room retail catalogs and hotel-branded e-commerce Web sites for luxury hotels and resorts worldwide. Founded in 2000, Hotels At Home has established partnerships with many of the world’s leading hotel brands. Hotels At Home’s programs are available in approximately 2,400 properties representing over 500,000 rooms worldwide. Hotels At Home is headquartered in Fairfield, New Jersey, and maintains international operations in Paris, France, Toronto, Canada and Dubai, United Arab Emirates. For more information please visit www.hotelsathome.com.

Important Additional Information has been and will be filed with the SEC
In connection with the proposed merger, Affinity filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) on February 14, 2008 for its shareholders’ meeting. Before making any voting decision, Affinity’s shareholders are urged to read the preliminary proxy statement, and the definitive proxy statement to be filed with the SEC, regarding the merger carefully in its entirety because it contains important information about the proposed transaction. Affinity's shareholders and other interested parties may also obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Affinity's shareholders and other interested parties may also obtain, without charge, a copy of the proxy statement and other relevant documents by directing such request to 1850 Sawtelle Blvd., Suite 470, Los Angeles, California, 90025. Affinity and its directors and officers may be deemed to be participants in the solicitation of proxies from Affinity’s shareholders with respect to the merger.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Affinity Media, Hotels At Home and their combined business after completion of the proposed transaction. Forward-looking statements are based largely on expectations and projections about future events and future trends and are subject to numerous assumptions, risks and uncertainties, which change over time. Affinity Media’s actual results could differ materially from those anticipated in forward-looking statements and you should not place any undue reliance on such forward-looking statements. Factors that could cause actual performance to differ from these forward-looking statements include the risks and uncertainties disclosed in Affinity Media’s filings with the Securities and Exchange Commission (SEC).

The forward-looking statements in this news release are made as of the date hereof, and neither Affinity Media nor Hotels At Home assumes any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

Contacts:

Denise Roche (Investors)
Brainerd Communicators, Inc.
212-986-6667

Joe LoBello (Media)
Brainerd Communicators, Inc.
212-986-6667